UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*



                             Oxford Resources Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A common stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   691808 10 9
             -------------------------------------------------------


                                 (CUSIP Number)
 Michael C. Pascucci, 270 South Service Road, Melville, NY 11747 (516) 777-8000
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)



                                October 25, 1995
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b)(3) or (4), check the following box |_|.

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   2   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Michael C. Pascucci

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |X|


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
              00

--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)


--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER
                    3,494,336

 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY        1,233,793
  OWNED BY
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON           587,916
    WITH
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER
                    4,718,601
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       587,916


--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       7.4%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   3   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Jocelyn A. Pascucci

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
              00

--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION
        United States

--------------------------------------------------------------------------------
              7     SOLE VOTING POWER
 NUMBER OF          0
   SHARES
BENEFICIALLY -------------------------------------------------------------------
  OWNED BY    8     SHARED VOTING POWER
    EACH            735,555
 REPORTING
   PERSON    -------------------------------------------------------------------
    WITH      9     SOLE DISPOSITIVE POWER
                    0

             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER
                    735,555
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   4   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher S. Pascucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

              00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    1,733,547
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          571,508
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            255,159
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    3,677,928
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       255,159

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.1%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   5   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Dawn Pascucci Barnard

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

              00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER
                    268,128

 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY        26,235
  OWNED BY
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON           268,128
    WITH
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER
                    26,235
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       268,128

--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.
                                  SCHEDULE 13D

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   6   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Ralph P. Pascucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                       (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
         00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    833,548
             -------------------------------------------------------------------
              8     SHARED VOTING POWER
 NUMBER OF
   SHARES           413,864
BENEFICIALLY -------------------------------------------------------------------
  OWNED BY    9     SOLE DISPOSITIVE POWER
    EACH
 REPORTING          633,548
   PERSON    -------------------------------------------------------------------
    WITH      10    SHARED DISPOSITIVE POWER

                    2,992,252
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       633,548
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   7   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. & Jocelyn A. Pascucci, Trustees UA DTD 12/2/82 Trust
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                        (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*
              00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER
                    0

             -------------------------------------------------------------------
              8     SHARED VOTING POWER
 NUMBER OF          0
   SHARES
BENEFICIALLY -------------------------------------------------------------------
  OWNED BY    9     SOLE DISPOSITIVE POWER
    EACH            0
 REPORTING
   PERSON    -------------------------------------------------------------------
    WITH      10    SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       735,555
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   8   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John A. Danzi
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

              00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    643,589
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          65,610
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            643,589
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    65,610
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       643,589
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page   9   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. Pascucci 8 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)|_|
                                                                          (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

          00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
             -------------------------------------------------------------------
 NUMBER OF    8     SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY   -------------------------------------------------------------------
    EACH      9     SOLE DISPOSITIVE POWER
 REPORTING
   PERSON           0
    WITH     -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       457,894
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  10   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jocelyn A. Pascucci 8 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

              00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

              New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       457,894
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  11   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Trust for the Benefit of Michael A. Pascucci
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       268,128
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  12   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Mark A. Freeman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        United States
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    229,587
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          13,141
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            229,587
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    13,141
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       229,587
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|X|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.8%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  13   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. Pascucci Trust UAD 12/21/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       20,800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  14   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. Pascucci 5 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       210,371
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  15   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. Pascucci 10 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       234,945
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.9%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  16   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jocelyn A. Pascucci 5 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       210,371
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  17   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Jocelyn A. Pascucci 10 Year Grantor Trust UAD 4/4/95
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       234,945
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.9%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  18   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael C. Pascucci 2 Year Grantor Trust UAD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,100,000
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       12.3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  19   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pascucci Family Foundation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       18,900
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .2%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  20   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher S. Pascucci 2 Year Grantor Trust UAD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       180,365
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.3%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  21   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher S. Pascucci 5 Year Grantor Trust UADTD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       928,426
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       10.6%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  22   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Christopher S. Pascucci 8 Year Grantor Trust UADTD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|


--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       369,597
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                       SCHEDULE 13D

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  23   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Ralph P. Pascucci 2 Year Grantor Trust UADTD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       77,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  24   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Ralph P. Pascucci 5 Year Grantor Trust UADTD 12/2/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       122,700
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.5%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  25   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Megan A. Danzi Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  26   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Samantha D. Sennello Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  27   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Douglas M. Danzi Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  28   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Nicole J. Yezulinas Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  29   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Nicholas J. Sennello Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

------------------------------------            --------------------------------
CUSIP NO. 691808 10 9                            Page  30   of   171     Pages
         -----------------                            -----    --------
------------------------------------            --------------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John M. Danzi Trust UADTD 10/25/96
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OR ORGANIZATION

        New York
--------------------------------------------------------------------------------
              7     SOLE VOTING POWER

                    0
 NUMBER OF   -------------------------------------------------------------------
   SHARES     8     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH     -------------------------------------------------------------------
 REPORTING    9     SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
             -------------------------------------------------------------------
              10    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       800
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*|_|


--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       .02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON*

       00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment is filed pursuant to Rule 13d-2(a) promulgated under the Securities Exchange Act of 1934 and amends the Schedules 13D filed by Michael C. and Jocelyn A. Pascucci, Christopher S. Pascucci and the Family Trust (as defined in Item 2) on January 4, 1993, as amended on January 10, 1994, February 9, 1995 and October 18, 1995. As a result of executing the Voting Agreement dated January 14, 1997 (the "Voting Agreement") with Barnett Banks, Inc. ("Barnett"), the reporting persons filing this report, for the purposes of
Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), may be deemed to have formed a "group."

Item 1.     Security and Issuer.

      This statement relates to the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Oxford Resources Corp., a New York corporation (the "Issuer"). The Issuer's principal executive offices are located at 270 South Service Road, Melville, NY 11747.

Item 2.     Identity and Background.

(a) & (f) The reporting persons (the "Reporting Persons") filing this report are:

         (i) Michael C. Pascucci, a United States citizen;

        (ii) Jocelyn A. Pascucci, a United States citizen;

       (iii) Christopher S. Pascucci, a United States citizen;

        (iv) Dawn Pascucci Barnard, a United States citizen;

         (v) Ralph P. Pascucci, a United States citizen;

        (vi) Michael C. & Jocelyn A. Pascucci, Trustees UA DTD
             12/2/82 Trust (the "Family Trust"), a trust formed under the laws of the State of New York;

       (vii) Michael C. Pascucci 8 Year Grantor Trust UAD 4/4/95 (the "MCP 8 Year Trust"), a trust formed under the laws of the State of New York;

      (viii) Jocelyn A. Pascucci 8 Year Grantor Trust UAD 4/4/95 (the "JAP 8 Year Trust"), a trust formed under the laws of the State of New York;

        (ix) Trust for the Benefit of Michael A. Pascucci (the
             "MAP Trust"), a trust formed under the laws of the State of New York;

         (x) Michael C. Pascucci Trust UAD 12/21/95 (the "MCP
             12/21/95 Trust"), a trust formed under the laws of the State of New York;

        (xi) Michael C. Pascucci 5 Year Grantor Trust UAD 4/4/95 (the "MCP 5 Year Trust"), a trust formed under the laws of the State of New York;

       (xii) Michael C. Pascucci 10 Year Grantor Trust UAD 4/4/95 (the "MCP 10 Year Trust"), a trust formed under the laws of the State of New York;

      (xiii) Jocelyn A. Pascucci 5 Year Grantor Trust UAD 4/4/95 (the "JAP 5 Year Trust"), a trust formed under the laws of the State of New York;

       (xiv) Jocelyn A. Pascucci 10 Year Grantor Trust UAD 4/4/95 (the "JAP 10 Year Trust"), a trust formed under the laws of the State of New York;

        (xv) Michael C. Pascucci 2 Year Grantor Trust UAD 12/2/96 (the "MCP 2 Year Trust"), a trust formed under the laws of the State of New York;

       (xvi) Pascucci Family Foundation (the "Foundation"), a charitable foundation formed under the laws of the State of New York;

      (xvii) Christopher S. Pascucci 2 Year Grantor Trust UAD 12/2/96 (the "CSP 2 Year Trust"), a trust formed under the laws of the State of New York;

     (xviii) Christopher S. Pascucci 5 Year Grantor Trust UAD 12/2/96 (the "CSP
             5 Year Trust"), a trust formed under the laws of the State of New York;

       (xix) Christopher S. Pascucci 8 Year Grantor Trust UAD 12/2/96 (the "CSP 8 Year Trust"), a trust formed under the laws of the State of New York;

        (xx) Ralph P. Pascucci 2 Year Grantor Trust UAD 12/2/96 (the "RPP 2 Year Trust"), a trust formed under the laws of the State of New York;

       (xxi) Ralph P. Pascucci 5 Year Grantor Trust UAD 12/2/96 (the "RPP 5 Year Trust"), a trust formed under the laws of the State of New York;

      (xxii) Mark A. Freeman, a United States citizen;

     (xxiii) John A. Danzi, a United States citizen;

      (xxiv) Megan A. Danzi Trust UAD 10/25/96 (the "Megan Trust"), a trust formed under the laws of the State of New
             York;

       (xxv) Samantha D. Sennello Trust UAD 10/25/96 (the "Samantha Trust"), a trust formed under the laws of the State of New York;

      (xxvi) Douglas M. Danzi Trust UAD 10/25/96 (the "Douglas
             Trust"), a trust formed under the laws of the State of New York;

     (xxvii) Nicole J. Yezulinas Trust UAD 10/25/96 (the "Nicole
             Trust"), a trust formed under the laws of the State of New York;

    (xxviii) Nicholas J. Sennello Trust UAD 10/25/96 (the "Nicholas
             Trust"), a trust formed under the laws of the State of New York; and

      (xxix) John M. Danzi Trust UAD 10/25/96 (the "John Danzi Trust"), a trust formed under the laws of the State of New York.


      Michael C., Christopher S. and Ralph P. Pascucci, John A. Danzi and Mark
A. Freeman are directors and executive officers of the Issuer.

(b) The address of each Reporting Person is c/o Oxford Resources Corp., 270 South Service Road, Melville, New York 11747, except for Jocelyn A. Pascucci, whose residence is 392 Duck Pond Road, Locust Valley, New York 11560 and Dawn Pascucci Barnard, whose residence is 31 Wellington Road, Locust Valley, New York 11560.

(c) Michael C. Pascucci is Chairman, Chief Executive Officer and a Director of the Issuer. Christopher S. Pascucci is Executive Vice President, Chief Financial Officer and a Director of the Issuer. Ralph P. Pascucci is a Senior Vice President and a Director of the Issuer. John A. Danzi is the President, Chief Operating Officer and a Director of the Issuer. Mark A. Freeman is a Senior Vice President and a Director of the Issuer. Jocelyn A. Pascucci and Dawn Pascucci Barnard are homemakers.

(d) & (e) During the past five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which proceeding such Reporting Person has been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

Item 3.     Source and Amount of Funds or Other Consideration.

      This Amendment relates to (i) the sale in a public offering (the "Offering") on October 25, 1995 by certain of the Reporting Persons of an aggregate of 750,000 shares of Class A Common Stock pursuant to a Registration Statement on Form S-3 (Registration No. 33-97182) declared effective by the Securities and Exchange Commission on October 19, 1995 and to the conversion by certain of the Reporting Persons of an aggregate of 435,000 shares of Class B Common Stock (as defined below) in connection therewith and (ii) the grant by certain of the Reporting Persons to and the receipt by certain of the Reporting Persons from certain trusts of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon conversion of the Issuer's Class B Common Stock, par value $.01 per share (the "Class B Common Stock") of the Issuer, which transactions are more fully described in paragraph C of Item 5 of this
Schedule 13D.

      In addition, on January 14, 1997, the Reporting Persons entered into the Voting Agreement. Pursuant to the terms of the Voting Agreement, each Reporting Person has agreed to vote certain shares of Class A Common Stock and Class B Common Stock which may be deemed beneficially owned by them in favor of the transactions contemplated by the Agreement and Plan of Merger, dated January 14, 1997 between the Issuer and Barnett (the "Merger Agreement).

Item 4.     Purpose of the Transaction.

      Except as otherwise set forth in the Merger Agreement or the Voting Agreement, none of the Reporting Persons has any plan or proposal which would relate to or would result in the occurrence of any of the events described in paragraphs (a) through (j) of Item 4 to Schedule 13D. Subject to the terms of the Merger Ageeement and the Voting Agreement, the Reporting Persons retain their respective rights to acquire or dispose of securities of the Issuer and to formulate plans and proposals which could result in the occurrence of any such events subject to applicable laws and regulations and taking into account general investment policies, market conditions and other factors.

Item 5.     Interest In Securities of the Issuer.

      Shares of Class B Common Stock are convertible at anytime, without consideration, into shares of Class A Common Stock on a share-for-share basis. All references herein to "Shares" refer to shares of Class A Common Stock which have been issued or which are issuable upon conversion of shares of Class B Common Stock and upon exercise of options.

      (a) The aggregate number and percentage ownership of Class A Common Stock by the Reporting Persons under this Schedule 13D are as follows:

         (i) Michael C. Pascucci: 6,406,517 Shares (47.4%), including an aggregate of 5,679,756 Shares (42%) issuable upon (A) conversion of 5,613,090 shares of Class B Common Stock and (B) the exercise of options to acquire 66,666 shares of Class A Common Stock, 33,333 of which options became exercisable commencing December 10, 1995 and 33,333 of which options became exercisable commencing December 10, 1996. Mr. Pascucci disclaims beneficial ownership of an aggregate of 5,818,601 shares of Class A Common Stock (including Shares issuable upon conversion of shares of Class B Common Stock) held by various trusts, certain of which trusts are identified in paragraph
             (b)(i), below.

        (ii) Jocelyn A. Pascucci: 735,555 Shares (8.5%), including 730,279 Shares (8.5%) issuable upon conversion of an equivalent number of shares of Class B Common Stock. Mrs. Pascucci disclaims beneficial ownership of all such Shares.

       (iii) Christopher S. Pascucci: 5,411,475 Shares (41.6%), including an aggregate of 153,095 Shares (39.6%) issuable upon (A) conversion of 5,129,763 shares of Class B Common Stock and (B) the exercise of options to acquire 23,332 shares of Class A Common Stock, 11,666 of which options became exercisable commencing December 10, 1995 and 11,666 of which options became exercisable commencing December 10, 1996. Mr. Pascucci disclaims beneficial ownership of an aggregate of 5,156,316 shares of Class A Common Stock (including Shares issuable upon conversion of shares of Class B Common Stock) held by various trusts, certain of which trusts are identified in paragraph
             (b)(iii), below.

        (iv) Dawn Pascucci Barnard: 294,363 Shares (3.6%), including 293,888 Shares (3.6%) issuable upon conversion of an equivalent number of shares of Class B Common Stock. Mrs. Barnard disclaims beneficial ownership of 26,235 Shares issuable upon conversion of shares of Class B Common Stock held by a trust identified in paragraph
             (b)(iv) below.

        (v) Ralph P. Pascucci: 3,825,800 Shares (33.5%), including an aggregate of 3,567,185 Shares (31.3%) issuable upon (A) conversion of 3,550,519 shares of Class B Common Stock and (B) the exercise of options to acquire 16,666 shares of Class A Common Stock, 8,333 of which options became exercisable commencing December 10, 1995 and 8,333 of which became exercisable commencing December 10, 1996. Mr. Pascucci disclaims beneficial ownership of an aggregate of 3,192,252 shares of Class A Common Stock (including Shares issuable upon conversion of shares of Class B Common Stock) held by various trusts, certain of which trusts are identified in paragraph (b)(v) below.

        (vi) The Family Trust: 735,555 Shares (8.6%), including 730,279 Shares (8.6%) issuable upon conversion of an equivalent number of shares of Class B Common Stock.

       (vii) The MCP 8 Year Trust: 457,894 Shares (5.5%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

      (viii) The JAP 8 Year Trust: 457,894 Shares (5.5%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

        (ix) The MAP Trust: 268,128 Shares (3.3%), including 267,653 Shares (3.3%) issuable upon conversion of an equivalent number of shares of Class B Common Stock.

         (x) The MCP 12/21/95 Trust: 20,800 Shares (.3%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

        (xi) The MCP 5 Year Trust: 210,371 Shares (2.6%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

       (xii) The MCP 10 Year Trust: 234,945 Shares (2.9%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

      (xiii) The JAP 5 Year Trust: 210,371 Shares (2.6%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

       (xiv) The JAP 10 Year Trust: 234,945 Shares (2.9%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

        (xv) The MCP 2 Year Trust: 1,100,000 Shares (12.3%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

       (xvi) The Foundation: 18,900 Shares (.2%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

      (xvii) The CSP 2 Year Trust: 180,365 Shares (2.3%).

     (xviii) The CSP 5 Year Trust: 928,426 Shares (10.6%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

       (xix) The CSP 8 Year Trust: 369,597 Shares (4.5%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

        (xx) The RPP 2 Year Trust: 77,300 Shares (1.0%).

       (xxi) The RPP 5 Year Trust: 122,700 Shares (1.5%), all of which Shares are issuable upon conversion of an equivalent number of shares of Class B Common Stock.

      (xxii) Mark A. Freeman: 242,728 Shares (3.0%), including an aggregate of 241,995 Shares (3.0%) issuable upon (A) conversion of 231,995 shares of Class B Common Stock and (B) the exercise of options to acquire 10,000 shares of Class A Common Stock, 5,000 of which options became exercisable commencing December 10, 1995 and 5,000 of which options became exercisable commencing December 10, 1996. Mr. Freeman disclaims beneficial ownership of 13,141 shares of Class A Common Stock (including Shares issuable upon conversion of shares of Class B Common Stock) held by the Mark A. Freeman 1995 Charitable Remainder Trust (the "Freeman CRT").

     (xxiii) John A. Danzi: Mr. Danzi beneficially owns 709,199 Shares
             (approximately 8.9% of the Shares outstanding) including an aggregate of 92,104 Shares (approximately 1.2% of the Shares outstanding) issuable upon (A) conversion of 68,772 shares of Class B Common Stock and (B) the exercise of options to acquire 23,332 Shares. Mr. Danzi disclaims beneficial ownership of an aggregate of 65,610 Shares (issuable upon conversion of an equal number of shares of Class B Common Stock) held by the John A. Danzi 1995 Charitable Remainder Trust (the "Danzi CRT").

      (xxiv) The Megan Trust:  800 Shares (.02%).

       (xxv) The Samantha Trust:  800 Shares (.02%).

      (xxvi) The Douglas Trust:  800 Shares (.02%).

     (xxvii) The Nicole Trust: 800 Shares (.02%).

    (xxviii) The Nicholas Trust: 800 Shares (.02%).

      (xxix) The John Danzi Trust: 800 Shares (.02%).


      (b) The number of Shares as to which each of the Reporting Persons has sole power to vote or dispose and shared power to vote or dispose (in each case, including Shares issuable upon conversion of shares of Class B Common Stock and Shares issuable upon exercise of options) are as follows:

         (i) Michael C. Pascucci:
             Sole power to vote:  3,494,336
             Sole power to dispose:  587,916
             Shared power to vote: 1,233,793 (including (a) 268,128 Shares held by the MAP Trust, of which Mr. Pascucci is a co-trustee with his sons, Christopher S. Pascucci and Ralph P. Pascucci, (b) 735,555 Shares held by the Family Trust, of which Mr. Pascucci is a co-trustee with his wife Jocelyn A. Pascucci, and (c) an aggregate of 230,110 Shares held by three other trusts and the Foundation). Shared power to dispose: 4,718,601 (including (a) 735,555 Shares held by the Family Trust, of which Mr. Pascucci is a co-trustee with his wife, Jocelyn A. Pascucci, (b) an aggregate of 3,714,918 Shares held by fourteen trusts, of which Mr. Pascucci is a trustee, and (c) 268,128 Shares held by the MAP Trust, of which Mr. Pascucci is a co-trustee with his sons, Christopher S. Pascucci and Ralph P. Pascucci).

        (ii) Jocelyn A. Pascucci:
             Sole power to vote and dispose:  0
             Shared power to vote and dispose: 735,555 Shares (all of which are held by the Family Trust of which Mrs. Pascucci is a co-trustee with her husband, Michael C.
             Pascucci).

       (iii) Christopher S. Pascucci:
             Sole power to vote:  1,733,547
             Sole power to dispose:  255,159
             Shared power to vote: 571,508 (including (a) 268,128 Shares held by the MAP Trust, of which Mr. Pascucci is a co-trustee with his father, Michael C. Pascucci, and his brother, Ralph P. Pascucci, and (b) an aggregate of 303,380 Shares held by six other trusts and the Foundation). Shared power to dispose: 3,677,928 (including (a) an aggregate of 3,409,800 Shares held by sixteen trusts, of which Mr. Pascucci is a trustee and the Foundation, and (b) 268,128 Shares held by the MAP Trust, of which

             Mr. Pascucci is a co-trustee with his father, Michael
             C. Pascucci, and his brother, Ralph P. Pascucci).

        (iv) Dawn Pascucci Barnard:
             Sole power to vote and dispose:  268,128
             Shared power to vote and dispose: 26,235 Shares (all of which are held by the Dawn Pascucci 1995 Charitable Remainder Trust, of which Mrs. Pascucci is a co-trustee with her brother, Christopher S. Pascucci).

         (v) Ralph P. Pascucci:
             Sole power to vote:  833,548
             Sole power to dispose:  633,548
             Shared power to vote: 413,864 (including (a) 268,128 Shares held by the MAP Trust, of which Mr. Pascucci is a co-trustee with his father, Michael C. Pascucci, and brother Christopher S. Pascucci and (b) an aggregate of 145,736 Shares held by four other trusts, of which Mr. Pascucci is a trustee and the Foundation). Shared power to dispose: 2,992,252 (including (a) 268,128 Shares held by the MAP Trust, of which Mr. Pascucci is a co-trustee with his father, Michael C. Pascucci, and brother, Christopher S. Pascucci and (b) an aggregate of 2,724,124 Shares held by eight other trusts of which Mr. Pascucci is a trustee and the Foundation).

        (vi) The Family Trust: Michael C. Pascucci and Jocelyn A. Pascucci share the power to vote and dispose of the Shares held by this trust.

       (vii) MCP 8 Year Trust: Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

      (viii) JAP 8 Year Trust: Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

        (ix) MAP Trust:
             Michael C., Christopher S. and Ralph P. Pascucci share voting and dispositive power over the Shares held by this trust.

         (x) The MCP 12/21/95 Trust:
             Christopher S. and Ralph P. Pascucci share voting and dispositive power over the Shares held by this trust.

        (xi) The MCP 5 Year Trust:

             Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

       (xii) The MCP 10 Year Trust:
             Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

      (xiii) The JAP 5 Year Trust:
             Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

       (xiv) The JAP 10 Year Trust:
             Michael C. Pascucci has sole voting power and, together with Christopher S. Pascucci, shares the power of disposition of the Shares held by this trust.

        (xv) The MCP 2 Year Trust:
             Michael C. Pascucci has sole voting power, and Christopher S. and Ralph P. Pascucci share dispositive power over the Shares held by this trust.

       (xvi) The Foundation:
             Michael C., Christopher S. and Ralph P. Pascucci share voting and dispositive power over the Shares held by this foundation.

      (xvii) The CSP 2 Year Trust:
             Christopher S. Pascucci has sole voting power, and Michael C. and Ralph P. Pascucci share dispositive power over the Shares held by this trust.

     (xviii) The CSP 5 Year Trust:
             Christopher S. Pascucci has sole voting power, and Michael C. and Ralph P. Pascucci share dispositive power over the Shares held by this trust.

       (xix) The CSP 8 Year Trust:
             Christopher S. Pascucci has sole voting power, and Michael C. and Ralph P. Pascucci share dispositive power over the Shares held by this trust.

        (xx) The RPP 2 Year Trust:
             Ralph P. Pascucci has sole voting power, and Michael
             C. and Christopher S. Pascucci share dispositive power over the Shares held by this trust.

       (xxi) The RPP 5 Year Trust:

             Ralph P. Pascucci has sole voting power, and Michael
             C. and Christopher S. Pascucci share dispositive power over the Shares held by this trust.

      (xxii) Mark A. Freeman:
             Sole power to vote and dispose:  229,587
             Shared power to vote and dispose: 13,141 (all of which are held by the Freeman CRT, of which Mr.
             Freeman is a trustee).

     (xxiii) John A. Danzi:
             Sole power to vote and dispose:  643,589
             Shared power to vote and dispose: 65,610 (all of whch are held by the Danzi CRT of which Mr. Danzi is a trustee).

      (xxiv) The Megan Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

       (xxv) The Samantha Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

      (xxvi) The Douglas Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

     (xxvii) The Nicole Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

    (xxviii) The Nicholas Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

      (xxix) The John Danzi Trust:
             Robert Danzi has sole voting and dispositive power over the Shares held by this trust.

      This Amendment reflects the number of shares of Class A Common Stock beneficially owned by the Reporting Persons (e.g., it includes Shares issuable upon conversion of shares of Class B Common Stock). However, shares of Class A Common Stock are entitled to one vote per share and shares of Class B Common Stock are entitled to 10 votes per share. Therefore, the number of shares over which each Reporting Person has sole or shared voting power is not reflective of their voting power so long as they beneficially own shares of Class B Common Stock.

      (c)(i) On October 25, 1995, the Family Trust converted an aggregate of 48,000 shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and sold an aggregate of 400,000 shares of Class A Common Stock in the Offering at a per share price, net of underwriting discounts and commissions, of $23.98.

        (ii) On October 25, 1995, Christopher S. Pascucci converted an aggregate of 100,000 shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and sold an aggregate of 150,000 shares of Class A Common Stock in the Offering at a per share price, net of underwriting discounts and commissions, of $23.98.

       (iii) On October 25, 1995, Ralph P. Pascucci converted an aggregate of 76,000 shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and sold an aggregate of 125,000 shares of Class A Common Stock in the Offering at a per share price, net of underwriting discounts and commissions, of $23.98.

        (iv) On October 25, 1995, the MAP Trust converted an aggregate of 1,000 shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and sold an aggregate of 75,000 shares of Class A Common Stock in the Offering at a per share price, net of underwriting discounts and commissions, of $23.98.

         (v) On October 25, 1995, Mr. Danzi converted an aggregate of 30,000 shares of Class B Common Stock into an equivalent number of shares of Class A Common Stock and sold an aggregate of 200,000 shares of Class A Common Stock in the Offering. On January 3, 1996, Mr. Danzi granted 69,400 shares of Class B Common Stock to the Danzi CRT. On January 31, 1996, the Danzi CRT distributed 628 shares of Class B Common Stock to Mr. Danzi in accordance with the terms of such trust's Indenture.

        (vi) On October 25, 1995, each of Mark Freeman and Dawn Pascucci Barnard sold 75,000 shares of Class A Common Stock in the Offering at a per share price, net of underwriting discounts and commissions, of $23.98.

       (vii) Schedule A annexed hereto lists certain transfers relating to the grant by certain of the Reporting Persons to, and the receipt by certain of the Reporting Persons from certain trusts of shares of the Issuer.

      (d) As beneficiaries of the trusts identified herein, certain of the Reporting Persons, members of their immediate families and certain charities may have the right to receive dividends from or proceeds from the sale of Shares held by such trusts pursuant to the terms of such trusts' indentures and trust agreements.

      (e) As a result of the Offering, which included the issuance and sale by the Issuer of 1,545,000 shares of Class A Common Stock on October 25, 1995, the ownership interest of the MAP Trust decreased below 5.0% as of such date.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

      Other than the Issuer's 1993 Stock Option Plan, the Merger Agreement, the Voting Agreement and the trust agreements and indentures relating to the trusts identified in Item 2 which give the trustees of such trusts the right to vote the shares owned by such trusts, none of the Reporting Persons is a party to any contract, arrangement, understanding or relationship of the type described in
Item 6 to Schedule 13D.

Item 7.     Materials to be Filed as Exhibits.

            Exhibit A:  Joint Filing Agreement
            Exhibit B:  Voting Agreement
            Exhibit C:  Merger Agreement

                                   SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                    /s/ Michael C. Pascucci
                                    -----------------------------------------
                                    Michael C. Pascucci


                                    /s/ Jocelyn A. Pascucci
                                    -----------------------------------------
                                    Jocelyn A. Pascucci


                                    /s/ Christopher S. Pascucci
                                    -----------------------------------------
                                    Christopher S. Pascucci


                                    /s/ Dawn Pascucci Barnard
                                    -----------------------------------------
                                    Dawn Pascucci Barnard


                                    /s/ Ralph P. Pascucci
                                    -----------------------------------------
                                    Ralph P. Pascucci


                                    MICHAEL C. & JOCELYN A. PASCUCCI
                                    TRUST UA DTD 12/2/82


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Jocelyn A. Pascucci
                                       -----------------------------------------
                                       Jocelyn A. Pascucci, Trustee


                                    By: /s/ John A. Danzi
                                       -----------------------------------------
                                       John A. Danzi

                                    MICHAEL C. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    JOCELYN A. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    TRUST FOR THE BENEFIT OF
                                    MICHAEL A. PASCUCCI


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    /s/ Mark A. Freeman
                                    --------------------------------------------
                                    Mark A. Freeman


                                    MICHAEL C. PASCUCCI TRUST UAD 12/21/95


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee

                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee

                                    MICHAEL C. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee



                                    MICHAEL C. PASCUCCI 10 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee



                                    JOCELYN A. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee



                                    JOCELYN A. PASCUCCI 10 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee

                                    MICHAEL C. PASCUCCI 2 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    PASCUCCI FAMILY FOUNDATION


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    CHRISTOPHER S. PASCUCCI 2 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee

                                    CHRISTOPHER S. PASCUCCI 5 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    CHRISTOPHER S. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    RALPH P. PASCUCCI 2 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee

                                    RALPH P. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee



                                    MEGAN A. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee



                                    SAMANTHA D. SENNELLO TRUST UADTD
                                    10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee



                                    DOUGLAS M. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee


                                    NICOLE J. YEZULINAS TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee

                                    NICHOLAS J. SENNELLO TRUST UADTD
                                    10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee



                                    JOHN M. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the statements on the foregoing Amendment to the Schedule 13D, dated February 13, 1997, with respect to the shares of Class A common stock, $.01 par value per share, of Oxford Resources Corp., is, and any further amendments to such Schedule 13D signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

Dated:  February 13, 1997


                                    /s/ Michael C. Pascucci
                                    ---------------------------------------
                                    Michael C. Pascucci


                                    /s/ Jocelyn A. Pascucci
                                    ---------------------------------------
                                    Jocelyn A. Pascucci


                                    /s/ Christopher S. Pascucci
                                    ---------------------------------------
                                    Christopher S. Pascucci


                                    /s/ Dawn Pascucci Barnard
                                    ---------------------------------------
                                    Dawn Pascucci Barnard


                                    /s/ Ralph P. Pascucci
                                    ---------------------------------------
                                    Ralph P. Pascucci


                                    MICHAEL C. & JOCELYN A. PASCUCCI
                                    TRUST UA DTD 12/2/82


                                    By: /s/ Michael C. Pascucci
                                       ------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Jocelyn A. Pascucci
                                       ------------------------------------
                                       Jocelyn A. Pascucci, Trustee


                                    /s/ John A. Danzi
                                    ---------------------------------------
                                    John A. Danzi

                                    MICHAEL C. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    JOCELYN A. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    TRUST FOR THE BENEFIT OF
                                    MICHAEL A. PASCUCCI


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    /s/ Mark A. Freeman
                                    --------------------------------------------
                                    Mark A. Freeman


                                    MICHAEL C. PASCUCCI TRUST UAD 12/21/95


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------

                                       Ralph P. Pascucci, Trustee

                                    MICHAEL C. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    MICHAEL C. PASCUCCI 10 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    JOCELYN A. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    JOCELYN A. PASCUCCI 10 YEAR GRANTOR
                                    TRUST UAD 4/4/95


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee

                                    MICHAEL C. PASCUCCI 2 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    PASCUCCI FAMILY FOUNDATION


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    CHRISTOPHER S. PASCUCCI 2 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee

                                    CHRISTOPHER S. PASCUCCI 5 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    CHRISTOPHER S. PASCUCCI 8 YEAR GRANTOR
                                    TRUST UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee


                                    RALPH P. PASCUCCI 2 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee

                                    RALPH P. PASCUCCI 5 YEAR GRANTOR TRUST
                                    UAD 12/2/96


                                    By: /s/ Michael C. Pascucci
                                       -----------------------------------------
                                       Michael C. Pascucci, Trustee


                                    By: /s/ Christopher S. Pascucci
                                       -----------------------------------------
                                       Christopher S. Pascucci, Trustee


                                    By: /s/ Ralph P. Pascucci
                                       -----------------------------------------
                                       Ralph P. Pascucci, Trustee



                                    MEGAN A. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee



                                    SAMANTHA D. SENNELLO TRUST UADTD
                                    10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee


                                    DOUGLAS M. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee


                                    NICOLE J. YEZULINAS TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee

                                    NICHOLAS J. SENNELLO TRUST UADTD
                                    10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee


                                    JOHN M. DANZI TRUST UADTD 10/25/96


                                    By: /s/ Robert Danzi
                                       -----------------------------------------
                                       Robert Danzi, Trustee

                                                                       EXHIBIT B

                                                                  Conformed Copy






                                    January 14, 1997


Barnett Banks, Inc.
50 North Laura Street
Jacksonville, Florida 32202

Gentlemen:

            Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share (collectively, the "Shares"), of Oxford Resources Corp., a New York corporation (the "Company"), indicated opposite such Stockholder's name below.

            Simultaneously with the execution of this letter agreement, Barnett Banks, Inc., a Florida corporation ("Parent"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of a subsidiary of Parent with and into the Company (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

            In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder agrees as follows:

            1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other Acquisition Transaction (as such term is defined in the Stock Option Agreement, dated as of January 14, 1997, between the Company and Parent), all of the Shares that such Stockholder shall be entitled to

Barnett Banks, Inc.
January 14, 1997
Page 59 of 171

so vote, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired in any fashion, including, without limitation, pursuant to the exercise of stock options or conversion of shares of Class B Common Stock.

            2. Each Stockholder shall not, directly or indirectly, sell, assign, transfer or otherwise dispose of (including, without limitation, (i) by the creation of a Lien (as defined in paragraph 3 below) (ii) the transfer or exchange of Class B Common Stock for Class A Common Stock) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired in any fashion, including, without limitation, pursuant to the exercise of stock options or conversion of shares of Class B Common Stock, except for transfers by will or by operation of law or, in the case of a trust, as required by the governing trust documents (in which case this letter agreement shall bind the transferee). Any sale, assignment, transfer or other disposition in violation of the provisions hereof shall be null and void.

            3. Each Stockholder severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each Stockholder severally represents that such Stockholder owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

            4. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with Article VIII thereof, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

Barnett Banks, Inc.
January 14, 1997
Page 60 of 171


            5. Each Stockholder has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

            6. This letter agreement is to be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

            Please confirm our agreement with you by signing a copy of this letter.



                                         /s/ Michael C. Pascucci
                                        --------------------------------
                                        Michael C. Pascucci



                                         /s/ Christopher S. Pascucci
                                        --------------------------------
                                        Christopher S. Pascucci



                                         /s/ Dawn Pascucci Barnard
                                        --------------------------------
                                        Dawn Pascucci Barnard



                                         /s/ Ralph P. Pascucci
                                        --------------------------------
                                        Ralph P. Pascucci



                                         /s/ John A. Danzi
                                        --------------------------------
                                        John A. Danzi



                                         /s/ Mark A. Freeman
                                        --------------------------------
                                        Mark A. Freeman

                                        MICHAEL C. & JOCELYN PASCUCCI, TRUST-
                                        EES UA DTD 12/2/82

Barnett Banks, Inc.
January 14, 1997
Page 61 of 171



                                        By: /s/  Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Jocelyn Pascucci
                                        --------------------------------
                                              Jocelyn Pascucci, Trustee


                                        MICHAEL C. & CHRISTOPHER S. PASCUCCI,
                                        TRUSTEES UA DTD 12/21/93


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        MICHAEL C. PASCUCCI TRUST UAD 12/21-
                                        /95


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        MICHAEL C. PASCUCCI 5 YEAR GRANTOR
                                        TRUST UAD 4/4/95


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee

                                        MICHAEL C. PASCUCCI 8 YEAR GRANTOR
                                        TRUST UAD 4/4/95

Barnett Banks, Inc.
January 14, 1997
Page 62 of 171



                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        MICHAEL C. PASCUCCI 10 YEAR GRANTOR
                                        TRUST UAD 4/4/95


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        JOCELYN A. PASCUCCI 5 YEAR GRANTOR
                                        TRUST UAD 4/4/95


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        JOCELYN A. PASCUCCI 8 YEAR GRANTOR
                                        TRUST UAD 4/4/95


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee

                                        JOCELYN A. PASCUCCI 10 YEAR GRANTOR
                                        TRUST UAD 4/4/95

Barnett Banks, Inc.
January 14, 1997
Page 63 of 171



                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        MICHAEL C. PASCUCCI 2 YEAR GRANTOR
                                        TRUST UAD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        PASCUCCI FAMILY FOUNDATION


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee

Barnett Banks, Inc.
January 14, 1997
Page 64 of 171

                                        CHRISTOPHER S. PASCUCCI 2 YEAR GRANT-
                                        OR TRUST UADTD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        CHRISTOPHER S. PASCUCCI 5 YEAR GRANT-
                                        OR TRUST UADTD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        CHRISTOPHER S. PASCUCCI 8 YEAR GRANT-
                                        OR TRUST UADTD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee

Barnett Banks, Inc.
January 14, 1997
Page 65 of 171

                                        By:  /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        MC, CS & RP TRUSTEES UA DTD 12/31/94
                                        (FBO MICHAEL A. PASCUCCI)


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee

                                        RALPH P. PASCUCCI 2 YEAR GRANTOR
                                        TRUST UADTD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        RALPH P. PASCUCCI 5 YEAR GRANTOR
                                        --------------------------------
                                        TRUST UADTD 12/2/96


                                        By: /s/ Michael C. Pascucci
                                        --------------------------------
                                              Michael C. Pascucci, Trustee


                                        By: /s/ Christopher S. Pascucci
                                        --------------------------------
                                              Christopher S. Pascucci, Trustee

Barnett Banks, Inc.
January 14, 1997
Page 66 of 171


                                        By: /s/ Ralph P. Pascucci
                                        --------------------------------
                                              Ralph P. Pascucci, Trustee


                                        MEGAN A. DANZI TRUST UADTD 10/25/96


                                        By: /s/ John A. Danzi
                                        --------------------------------
                                              John A. Danzi, Trustee


                                        By: /s/ Robert Danzi
                                        --------------------------------
                                              Robert Danzi, Trustee


                                        SAMANTHA D. SENNELLO TRUST UADTD
                                        10/25/96


                                        By: /s/ John A. Danzi
                                        --------------------------------
                                              John A. Danzi, Trustee


                                        By: /s/ Robert Danzi
                                        --------------------------------
                                              Robert Danzi, Trustee


                                        DOUGLAS M. DANZI TRUST UADTD 10/25/96


                                        By: /s/ John A. Danzi
                                        --------------------------------
                                              John A. Danzi, Trustee


                                        By: /s/ Robert Danzi
                                        --------------------------------
                                              Robert Danzi, Trustee


                                        NICOLE J. YEZULINAS TRUST UADTD 10/2-
                                        5/96


                                        By: /s/ John A. Danzi
                                        --------------------------------
                                              John A. Danzi, Trustee

Barnett Banks, Inc.
January 14, 1997
Page 67 of 171

                                              By: /s/ Robert Danzi
                                              --------------------------------
                                                    Name:  Robert Danzi


                                              NICHOLAS J. SENNELLO TRUST UADTD
                                              10/25/96


                                              By: /s/ John A. Danzi
                                              --------------------------------
                                                    John A. Danzi, Trustee


                                              By: /s/ Robert Danzi
                                              --------------------------------
                                                    Robert Danzi, Trustee

                                              JOHN M. DANZI TRUST UADTD 10/25/96


                                              By: /s/ John A. Danzi
                                              --------------------------------
                                                    John A. Danzi, Trustee


                                              By: /s/ Robert Danzi
                                              --------------------------------
                                                    Robert Danzi, Trustee




                                        AGREED TO AND ACCEPTED
                                        THIS 14th DAY OF JANUARY, 1997

                                        BARNETT BANKS, INC.


                                        By:  /s/Hinton F. Nobles, Jr.
                                        --------------------------------
                                           Name: Hinton F. Nobles, Jr.
                                           Title: Executive Vice President

                                   SCHEDULE A



                                                               Number of    Number of
                                                                Class A      Class B
Stockholder                                                     Shares       Shares     Voting %
-----------                                                     ------       ------     --------

MICHAEL C. & JOCELYN PASCUCCI TRUSTEES UA DTD 12/2/82              5,276      619,420     7.86%

MICHAEL C. & CHRISTOPHER S. PASCUCCI, TRUSEES UA DTD 12/21/93          0            0     0.00%

MICHAEL C. PASCUCCI                                              463,345       57,905     1.32%

MICHAEL C. PASCUCCI TRUST UAD 12/21/95                                 0      137,742     0.26%

MICHAEL C. PASCUCCI 5YR GRANTOR TRUST UAD 4/4/95                       0      231,769     2.94%

MICHAEL C. PASCUCCI 8YR GRANTOR TRUST UAD 4/4/95                       0      480,630     6.09%

MICHAEL C. PASCUCCI 10YR GRANTOR TRUST UAD 4/4/95                      0      243,074     3.08%

JOCELYN A. PASCUCCI 5YR GRANTOR TRUST UAD 4/4/95                       0      231,769     2.94%

JOCELYN A. PASCUCCI 8YR GRANTOR TRUST UAD 4/4/95                       0      480,630     6.09%

JOCELYN A. PASCUCCI 10YR GRANTOR TRUST UAD 4/4/95                      0      243,074     3.08%

MICHAEL C. PASCUCCI 2YR GRANTOR TRUST UAD 12/2/96                      0    1,100,000    13.95%

PASCUCCI FAMILY FOUNDATION                                             0       18,900     0.24%

CHRISTOPHER S. PASCUCCI                                              240      229,480     2.91%

CHRISTOPHER PASCUCCI 2YR GRANTOR TRUST UADTD 12/2/96             180,365            0     0.23%

CHRISTOPHER S. PASCUCCI 5YR GRANTOR TRUST UADTD 12/2/96                0      928,426    11.77%

CHRISTOPHER S. PASCUCCI 8YR GRANTOR TRUST UADTD 12/2/96                0      369,597     4.69%

DAWN PASCUCI BARNARD                                                 475      266,389     3.38%

MC, CS & RP, TRUSTEES UA DTD 12/31/94 (FBO MICHAEL A. PASCUCCI)      475      266,389     3.38%

RALPH P. PASCUCCI                                                    475      614,688     7.79%

RALPH P. PASCUCCI 2YR GRANTOR TRUST UADTD 12/2/96                 77,300            0     0.10%

RALPH P. PASCUCCI 5YR GRANTOR TRUST UADTD 12/2/96                      0      122,700     1.56%

JOHN A. DANZI                                                    617,095            0     0.78%

MEGAN A. DANZI TRUST UADTD 10/25/96                                  800            0     0.00%

SAMANTHA D. SENNELLO TRUST UADTD 10/25/96                            800            0     0.00%

DOUGLAS M. DANZI TRUST UADTD 10/25/96                                800            0     0.00%

NICOLE J. YEZULINAS TRUST UADTD 10/25/96                             800            0     0.00%

NICHOLAS J. SENNELLO TRUST UADTD 10/25/96                            800            0     0.00%

JOHN M. DANZI TRUST UADTD 10/25/96                                   800            0     0.00%

                                                               Number of    Number of
                                                                Class A      Class B
Stockholder                                                     Shares       Shares     Voting %
-----------                                                     ------       ------     --------

MARK A. FREEMAN                                                      733           0.0    2.77%
-------------------------------------------------------------------------------------------------
TOTAL                                                          1,350,579    6,642,582    85.9

                                                                       EXHIBIT C




--------------------------------------------------------------------------------




                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                              Barnett Banks, Inc.,

                                   Merger Sub


                                       and


                             Oxford Resources Corp.


                          Dated as of January 14, 1997


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

                              ARTICLE I
                             THE MERGER

1.1.     The Merger...............................................  2
1.2.     Effective Time; Effects of the Merger....................  2
1.3.     Conversion of Company Common Stock.......................  3
1.4.     Stock Options............................................  5
1.5.     Parent Common Stock......................................  6
1.6.     Conversion of Merger Sub Common Stock....................  7
1.7.     Restated Certificate of Incorporation,
            By-laws...............................................  7
1.8.     Directors and Executive Officers.........................  7
1.9.     Tax Consequences.........................................  7


                             ARTICLE II
                         EXCHANGE OF SHARES

2.1.     Parent to Make Shares Available..........................  8
2.2.     Exchange of Shares.......................................  8


                             ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1.     Corporate Organization................................... 13
3.2.     Capitalization........................................... 15
3.3.     Authority; No Violation.................................. 18
3.4.     Consents and Approvals................................... 21
3.5.     Reports; Examinations.................................... 22
3.6.     Financial Statements..................................... 22
3.7.     Broker's Fees............................................ 24
3.8.     Absence of Certain Changes or Events..................... 25
3.9.     Legal Proceedings........................................ 26
3.10     Taxes.................................................... 27
3.11.    Employees................................................ 31
3.12.    Company Information...................................... 34
3.13.    Compliance with Applicable Law........................... 34
3.14.    Certain Contracts........................................ 35
3.15.    SEC Reports.............................................. 37
3.16.    Undisclosed Liabilities.................................. 38
3.17.    State Takeover Laws...................................... 39

3.18.    Property................................................. 39
3.19.    Reorganization........................................... 40
3.20.    Insurance................................................ 40
3.21.    Intellectual Property.................................... 41
3.22.    Environmental Matters.................................... 41
3.23.    Contracts and Leases......................................44
3.24.    Securitization Transactions...............................46
3.25.    Affiliated Party Transactions.............................48


                             ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES
                              OF PARENT

4.1.     Corporate Organization................................... 48
4.2.     Capitalization........................................... 50
4.3.     Authority; No Violation.................................. 52
4.4.     Consents and Approvals................................... 55
4.5.     Reports; Examinations.................................... 56
4.6.     Financial Statements..................................... 57
4.7.     Broker's Fees............................................ 59
4.8.     Absence of Certain Changes or Events..................... 59
4.9.     Legal Proceedings........................................ 59
4.10.    Parent Information....................................... 60
4.11.    Compliance with Applicable Law........................... 60
4.12.    SEC Reports.............................................. 61
4.13.    Undisclosed Liabilities.................................. 62
4.14.    Ownership of Company Common Stock........................ 63


                              ARTICLE V
              COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.     Covenants of the Company................................. 63
5.2.     Covenants of Parent...................................... 69


                             ARTICLE VI
                        ADDITIONAL AGREEMENTS

6.1.     Regulatory and Other Matters............................. 71
6.2.     Access to Information.................................... 73
6.3.     Legal Conditions to Merger............................... 77
6.4.     Affiliates............................................... 78
6.5.     Employee Benefit Plans................................... 78
6.6.     Indemnification.......................................... 78

                                                                  Page
                                                                  ----

6.7.     Stock Exchange Listing................................... 80
6.8.     Subsequent Interim Financial Statements. ................ 81
6.9.     Advice of Changes........................................ 81
6.10.    Current Information...................................... 82
6.11.    Merger Sub............................................... 83
6.12.    Accountant's Letter...................................... 83
6.13.    Reconciliation of Accounts................................83
6.14.    Lease Financing...........................................83
6.15.    Termination of Certain Activities.........................84


                             ARTICLE VII
                        CONDITIONS PRECEDENT

7.1.     Conditions to Each Party's Obligation
         To Effect the Merger..................................... 84
7.2.     Conditions to Obligations of Parent
            and Merger Sub........................................ 86
7.3.     Conditions to Obligations of the Company................. 90


                            ARTICLE VIII
                      TERMINATION AND AMENDMENT

8.1.     Termination.............................................. 94
8.2.     Effect of Termination.................................... 97
8.3.     Amendment................................................ 97
8.4.     Extension; Waiver........................................ 98


                             ARTICLE IX
                         GENERAL PROVISIONS
9.1.     Closing.................................................. 98
9.2.     Alternative Structure.................................... 99
9.3.     Nonsurvival of Representations,
            Warranties and Agreements............................. 99
9.4.     Expenses................................................ 100
9.5.     Notices................................................. 100
9.6.     Interpretation.......................................... 101
9.7.     Counterparts............................................ 101
9.8.     Entire Agreement........................................ 102
9.9.     Governing Law........................................... 102
9.10.    Severability............................................ 102
9.11.    Publicity............................................... 102
9.12.    Assignment; No Third Party Beneficiaries................ 103
9.13.    Enforcement of Agreement.................................103
9.14.    Waiver...................................................104

                                                                       EXHIBIT C

                                                                  Conformed Copy





                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of January 14, 1997, by and among Barnett Banks, Inc., a Florida corporation ("Parent"), a corporation to be organized under the laws of the State of New York as a direct wholly owned subsidiary of Parent ("Merger Sub") and Oxford Resources Corp., a corporation organized under the laws of the State of New York (the "Company").

         WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

         1.1. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the New York Business Corporation Law (the "BCL"), at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall merge with and into the Company (the "Merger"). The Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its existence as a corporation under the laws of the State of New York. The name of the Surviving Corporation shall be Oxford Resources Corp. Upon consummation of the Merger, the separate existence of Merger Sub shall terminate.

         1.2. Effective Time; Effects of the Merger. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of New York (the "Secretary") on the Closing Date (as defined in Section 9.1 hereof). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the BCL.

         1.3. Conversion of Company Common Stock. (a) At the Effective Time, subject to Section 2.2(e) hereof, each share of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") and each share of the Class

B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.3(b) hereof) and other than shares of Company Common Stock owned directly or indirectly by Parent or the Company (except for shares held in managed accounts, trust accounts or otherwise in a fiduciary capacity that are beneficially owned by third parties) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for .9085 shares (the "Exchange Ratio") of the common stock, par value $2.00 per share, of Parent (together with the number of Parent Rights (as defined in Section 4.2 hereof) associated therewith) ("Parent Common Stock"). All of the shares of Company Common Stock converted into Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Company Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of Parent Common Stock and (ii) the cash in lieu of fractional shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of

Parent Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If prior to the Effective Time, Parent should split or combine the Parent Common Stock, or pay a dividend or other distribution in the Parent Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution. At the Effective Time, all shares of Company Common Stock owned directly or indirectly by Parent or the Company (except for shares in managed accounts, trust accounts or otherwise is a fiduciary capacity that are beneficially owned by third parties) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

         (b) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted such shares in favor of the Merger and who shall have filed with the Company a written objection to the Merger and a demand for appraisal of such shares in the manner provided in Section 623 of the BCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the consideration provided for in Section 1.3(a) hereof, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 623 of the

BCL. The Company shall (x) give Parent prompt written notice of the receipt of any notice from a shareholder of his intent to demand payment for his shares,
(y) not settle or offer to settle any such demands without the prior written consent of Parent and (z) not, without the prior written consent of Parent, waive any failure to timely deliver a written objection to the Merger and a demand for appraisal of such shares in accordance with Section 623 of the BCL.

            1.4. Stock Options. At the Effective Time, each option granted by the Company to purchase shares of Class A Common Stock pursuant to the Company's 1993 Stock Option Plan (the "Stock Option Plan") which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise be subject to the terms of the Stock Option Plan):

                        (i) The number of shares of Parent Common Stock to be
            subject to the new option shall be equal to the product of the number of shares of Class A Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                        (ii) The exercise price per share of Parent Common Stock
            under the new option shall be equal to the exercise price per share of Class A Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

            The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to Parent.

            1.5. Parent Common Stock. The shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

            1.6. Conversion of Merger Sub Common Stock. At the Effective Time, each of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of Parent, become and be converted into one share of Class A Common Stock, which shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

            1.7. Restated Certificate of Incorporation, By-laws. At the Effective Time, the Restated Certificate of Incorporation (the "Restated Certificate") and By-laws of the Company, as in effect at the Effective Time, shall be the Restated Certificate and By-laws of the Surviving Corporation.

            1.8. Directors and Executive Officers. The directors and executive officers of the Company immediately prior to the Effective Time along with such directors and officers that Parent shall designate shall be the directors and executive officers of the Surviving Corporation, each to hold office in accordance with the Restated Certificate and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

            1.9. Tax Consequences. It is intended that the Merger constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute a "plan of reorganization" for purposes of Section 368 of the Code.

                                  ARTICLE II

                              EXCHANGE OF SHARES

            2.1. Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (the "Exchange Agent"), selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and/or certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.3(a) and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

            2.2. Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock as of the Effective Time a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate shall have been converted pursuant to the Merger. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of a fractional share of Parent Common Stock, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Common Stock.

                  (b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any shares of Company Common Stock until the holder thereof shall surrender the Certificate representing such shares in accordance with this Article II. After such surrender, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock to which such holder shall become entitled pursuant to Article I hereof.

                  (c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock as provided in this
Article II.

                  (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to voting rights or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sales prices of Parent Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal (or, if not reported thereby, another authoritative source) for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.3 hereof.

                  (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in an amount equal to such value as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent as follows:

            3.1. Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not be reasonably likely to have a Material Adverse Effect (as defined below) on the Company. Attached hereto as Exhibit 3.1 are true, complete and correct copies of the Restated Certificate and By-laws of the Company as in effect as of the date of this Agreement. As used in this Agreement, the term (i) "Material Adverse Effect" means, with respect to Parent or the Company, as the case may be, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, and (ii) "Subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

                  (b) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not be reasonably likely to have a Material Adverse Effect on the Company. The certificate of incorporation, by-laws or similar governing documents of each Subsidiary of the Company, copies of which have previously been delivered to Parent, are true, com-plete and correct copies of such documents as in effect as of the date of this Agreement.

                  (c) The minute books of the Company and each of its Subsidiaries contain true and accurate records in all material respects of all meetings and other corporate actions held or taken since December 31, 1993 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

            3.2. Capitalization. (a) The authorized capital stock of the Company consists of 62,000,000 shares of Class A Common Stock, 8,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Agreement, there are (x) 7,845,285 shares of Class A Common Stock issued and outstanding, 7,102,774 shares of Class B Common Stock issued and outstanding and no shares of Company Common Stock held in the Company's treasury, (y) no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for (i) 1,300,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Option Plan (including shares of Class A Common Stock previously issued pursuant to the exercise of options granted thereunder),
(ii) 7,102,744 shares of Class A Common Stock reserved for issuance upon the conversion of a like number of shares of Class B Common Stock, (iii) shares to be issued pursuant to the terms of the Agreement and Plan of Reorganization, dated November 22, 1996, between the Company and the shareholders of Electronic Vehicle Remarketing, Inc. (the "EVRI Agreement") and (iv) 2,974,658 shares of Class A Common Stock reserved for issuance upon exercise of the option issued to Parent pursuant to the Stock Option Agreement, dated as of the date hereof, between Parent and the Company (the "Option Agreement") and (z) no shares of Preferred Stock issued or outstanding, held in the Company's treasury or reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.2(a) of the Disclosure Schedule which is being delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Preferred Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or Preferred Stock or any other equity security of the Company. The names of the optionees, the date of each option to purchase Class A Common Stock granted, the number of shares of Class A Common Stock subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Stock Option Plan are set forth in Section 3.2(a) of the Company Disclosure Schedule.

                  (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company as of the date of this Agreement. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary and none of the options granted under the Stock Option Plan have related stock appreciation rights. Assuming compliance by Parent with Section 1.4 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries.

            3.3. Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the vote of two-thirds of the votes eligible to be cast at such meeting by the holders of the Class A Common Stock and Class B Common Stock voting together as a class, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the terms or provisions hereof will (i) violate any provision of the Restated Certificate or By-laws of the Company, or (ii) assuming that the consents and approvals referred to in Section
3.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, contravene, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (only in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

            3.4. Consents and Approvals. Except for (a) the approval of this Agreement by the requisite vote of the shareholders of the Company, (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the transactions contemplated hereby (the "Proxy Statement") and the mailing of such Proxy Statement to the Company's shareholders, (c) review of this Agreement and the transactions contemplated hereby by the U.S. Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") under federal antitrust laws and any filings or notifications in connection therewith, (d) the filing of the Certificate of Merger with the Secretary pursuant to the BCL, (e) any filings, authorizations or approvals as may be required under the New Jersey Industrial Site Recovery Act ("ISRA"), and
(f) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality, in each case, whether federal, state or local (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

            3.5. Reports; Examinations. Each of the Company and its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of the Company and its Subsidiaries and except as set forth in
Section 3.5 of the Company Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the Best Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 1991. There is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. As used herein, the term "Best Knowledge" means with respect to the Company the actual knowledge of any of the persons set forth on Schedule 3.5.

            3.6. Financial Statements. The Company has previously delivered to Parent copies of (a) the consolidated balance sheets of the Company and its Subsidiaries as of June 30 for the fiscal years 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended June 30,

1996 (the "10-K") filed with the SEC pursuant to the rules and regulations of the SEC, in each case accompanied by the audit report of BDO Seidman LLP, independent public accountants with respect to the Company, and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 1996 and September 30, 1995 and the related unaudited consolidated statements of operations for the three month periods then ended as reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC pursuant to the rules and regulations of the SEC. The June 30, 1996 consolidated balance sheet of the Company and its Subsidiaries (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements of the Company referred to in Section 6.8 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements of the Company referred to in Section 6.8 will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements of the Company referred to in Section 6.8 will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            3.7. Broker's Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreement, except that the Company has engaged, and will pay a fee or commission to, Prudential Securities Incorporated ("Prudential") as set forth on Exhibit 3.7.

            3.8. Absence of Certain Changes or Events. (a) Except as may be set forth in Section 3.8(a) of the Company Disclosure Schedule, (i) since June 30, 1996, no event, circumstance or condition has occurred or has failed to occur which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) since June 30, 1996, the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices (excluding the execution of this Agreement and related matters).

                  (b) Except as set forth in Section 3.8(b) of the Company Disclosure Schedule, since June 30, 1996, neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of June 30, 1996 (which amounts have been previously disclosed to Parent) other than increases as would be permitted under Section 5.1 hereof, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than year-end bonuses for fiscal 1996 as listed in Section 3.8(b) of the Company Disclosure Schedule, (ii) suffered any strike, work stoppage, slow-down or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) to the Best Knowledge of the Company, had any union organizing activities.

            3.9. Legal Proceedings. Except as set forth in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Best Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which in either case there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company or materially impair the ability of the Company or Parent to consummate the transactions contemplated hereby. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of its Subsidiaries or any of their respective assets or properties which has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

            3.10. Taxes. (a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) and will pay in full or make adequate provision for all Taxes. No deficiencies for any Taxes have been proposed, asserted, assessed or, to the Best Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, (i) there are no liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review,
(iv) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which the Company was the parent of the group filing such Tax Return, (v) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than the allocation of federal income taxes as provided by Treasury regulation Section 1.1552-1(a)(1)) or indemnification for Taxes (including without limitation, with respect to the spin-off of WLNY-TV, Inc. ("WLNY")), (vi) neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method), (vii) neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code, (viii) neither the Company nor any of its Subsidiaries has made any payment or will be obligated to make any payment (by contract or otherwise) which will not be deductible by reason of Section 280G of the Code, (ix) neither the Company nor any of its Subsidiaries has undergone an "ownership change" within the meaning of Section 382 of the Code, (x) neither the Company nor any of its Subsidiaries has any losses which are subject to a "separate return limitation year" limitation within the meaning of Treasury regulation Section 1.1502, and (xi) each of the Company and its Subsidiaries has complied and will comply with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                  (b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly (including, without limitation, through partnerships, corporations, trusts or other entities), interests in real property ("Real Property Interests") situated in (A) New York State, which by reason of the Merger would be subject to the New York State Real Property Transfer Tax (the "New York Transfer Taxes"), or (B) any state other than New York State which by reason of the Merger would be subject to any tax similar to the New York Transfer Taxes. For purposes of this Section 3.10(b), Real Property Interests include, without limitation, titles in fee, leasehold interests, beneficial interests, encumbrances, development rights or any other interests with the right to use or occupy real property or the right to receive rents, profits or other income derived therefrom, or any options or contracts to purchase real property.

                  (c) As of June 30, 1996, the Company had federal net operating loss carryforwards of approximately $123,400,000 and state net operating loss carryforwards of the approximate amounts set forth in Section 3.10(c) of the Company Disclosure Schedule.

                  (d) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, use, ad valorem, luxury, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  (e) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

            3.11. Employees. (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, arrangement or agreement (including, without limitation, each employment, severance and similar agreement) that is maintained or contributed to or required to be contributed to as of the date of this Agreement (the "Plans") by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate.

                  (b) The Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such Plan.

                  (c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "quali-fied" within the meaning of Section 401(a) of the Code either (1) has received a favorable determination letter from the IRS, or (2) is or will be the subject of an application for a favorable determination letter, and the Company is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (vi) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(vii) all contributions or other amounts payable by the Company, its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) there are no pending, or, to the Best Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto and (x) the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, termination pay or any other payment, except as expressly provided in this Agreement or (B) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

            3.12. Company Information. The information provided in writing by the Company relating to the Company and its Subsid-iaries to be contained in the Proxy Statement and in the registration statement on Form S-4 (the "S-4") of which the Proxy Statement will be included as a prospectus, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

            3.13. Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times held, all material licenses, registrations, franchises, permits and authorizations, or written exemptions therefrom, necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries (including, without limitation, each statute, rule or regulation set forth under the caption "Regulatory Matters" contained in the 10-K), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company, and neither the Company nor any of its Subsidiaries knows of, or has received any notice of, any material violations of any of the above.

            3.14. Certain Contracts. (a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or in the exhibit index to the 10-K, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants which, solely in the case of consultants, provide for payments in excess of $100,000 per annum or cannot be terminated upon 30 days' or less notice without penalty, (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement,
(iv) which is a contract or agreement not otherwise described by clause (iii) hereof involving the payment of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or (vi) under which any of the benefits will be increased, or the vesting of the benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in Section 3.14(a) of the Company Disclosure Schedule or in the exhibit index to the 10-K, is referred to herein as a "Company Contract". The Company has previously delivered to Parent true and correct copies of each Company Contract.

                  (b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company and (iv) no other party to such Company Contract is, to the Best Knowledge of the Company, in default in any respect thereunder, except where such default, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect on the Company.

            3.15. SEC Reports. The Company has previously made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 1, 1993 by the Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the rules and regulations of the SEC (the "Company Reports") and (b) communication mailed by the Company to its shareholders since December 1, 1993, and no such Company Report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it pursuant to the Act and the Exchange Act, and, as of their respective dates, all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

            3.16. Undisclosed Liabilities. Except (a) as set forth in Section
3.16 of the Company Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 1996, (c) for expenses incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 1996 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

            3.17. State Takeover Laws. Assuming the accuracy of the representation set forth in Section 4.14, the Company has taken all such actions so that the provisions of Section 912 of BCL will not apply to this Agreement or any of the transactions contemplated hereby, and no other state takeover law imposes requirements on this Agreement or the transactions contemplated hereby.

            3.18. Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which, individually or in the aggregate, are material, and which are reflected on the balance sheet of the Company as of June 30, 1996 or acquired after such date, except for (i) liens for taxes not yet due and payable, (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent or
(iii) dispositions and encumbrances of, or on, such properties or assets for adequate consideration in the ordinary course of business. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property which, individually or in the aggregate, are material are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the Best Knowledge of the Company, any other party thereto is in default in any material respect thereunder.

            3.19. Reorganization. The Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

            3.20. Insurance. The Company and each of its Subsidiaries maintain insurance in amounts reasonably necessary for their operations and, to the Best Knowledge of the Company, similar in scope and coverage to that maintained by other entities engaging in the same businesses. Since June 30, 1996, neither the Company nor any of its Subsidiaries have received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and since December 31, 1993, neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of the Company or any Subsidiary of the Company.

            3.21. Intellectual Property. Except as set forth in Section 3.21 of the Company Disclosure Schedule, the Company and its Subsidiaries own or possess all trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by them in connection with their respective businesses, and neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with asserted rights of any third party with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably likely to result in a Material Adverse Effect on the Company.

            3.22 Environmental Matters. (a) Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws and with the requirements set forth in Section 8.3 of the Agreement of Sale, dated August 28, 1995, regarding the purchase by a Subsidiary of the Company of real property located in New Jersey (the "New Jersey Property"). Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in such material compliance, and to the Best Knowledge of the Company, there are no circumstances that may prevent or interfere with such material compliance in the future. There has been no change in the use of the New Jersey Property since the closing of the Company's purchase thereof in November, 1995.

                  (b) Except as set forth in Section 3.22(b) of the Company Disclosure Schedule, there is no Environmental Claim pending or, to the Best Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Best Knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  (c) Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or, to the Best Knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation by law.

                  (d) As used herein the term, "Environmental Claim" means any notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location that is owned or operated by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            As used herein the term, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

            As used herein the term, "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

            3.23. Contracts and Leases. (a) Except where the failure, individually or in the aggregate, to be true and correct has not had and would not be reasonably likely to have a Material Adverse Effect on the Company, all of the following are true and correct: (i) all Contracts (as defined in the 10-K) and all leases (the "Leases") pursuant to which the Company or any of its Subsidiaries, as lender, lessor or sublessor, finances, leases or subleases automobiles, have been duly executed by a borrower or lessee, as the case may be, of legal capacity, are enforceable against the borrower or the lessee, as the case may be, in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law)), and conform to all applicable Regulations (as defined below), (ii) the Documents (as defined below) were, upon origination or purchase of the Contract or Lease, as the case may be, and currently are in compliance with applicable Regulations and are complete in all material respects, (iii) there exist no facts or circumstances which would entitle an Investor (as defined below) to demand the repurchase of a Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Document entered into with a Lender (as defined in the 10-K) in connection with a Lease.

                  (b) As used herein, the term "Regulations means all (i) Federal, state and local laws, rules and regulations with respect to the origination, purchase, sale, pooling, servicing, subservicing, master servicing or filing of claims in connection with a Contract or Lease, (ii) the responsibilities and obligations set forth in any agreement between the Company or any of its Subsidiaries and any purchaser of a Contract (an "Investor"), any trust, corporation, partnership or other entity (a "Securitization Entity") which holds Contracts in connection with a Securitization Transaction, any Affiliate (as such term is defined under the rules and regulations of the SEC) of the Company which is the issuer or depositor of securities issued in a Securitization Transaction (a "Securitization Issuer") or any entity which is a trustee for any Securitization Transaction (a "Securitization Trustee"), and (iii) the laws, rules, regulations, guidelines, handbooks and other requirements of an Investor, Securitization Entity, Securitization Issuer or Securitization Trustee.

                  (c) As used herein, the term "Documents" means the agreements, instruments, certificates, or other documents at any time evidencing, governing, executed in connection with, or as security for, or otherwise relating to, a Contract or Lease, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

            3.24 Securitization Transactions. Except where the failure, individually or in the aggregate, to be true and correct has not had and would not be reasonably likely to have a Material Adverse Effect on the Company, all of the following are true and correct: (a) each Affiliate of the Company which is the servicer

(a "Securitization Servicer") of any outstanding transaction under which the Company or any of its Affiliates sold or pledged Contracts in a securitization registered or not registered under the Act (a "Securitization Transaction") has complied with all agreements and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which it is bound under such Securitization Transaction (such agreements and arrangements are collectively referred to as the "Securitization Instruments"), (b) each Securitization Issuer, Securitization Trustee and Securitization Servicer has performed all of its respective obligations under the Securitization Instruments and, if applicable, under the Exchange Act or any other existing law relating to Securitization Transactions, and has made all filings required to be made by or under the Exchange Act, (c) no Securitization Issuer, Securitization Trustee or Securitization Servicer has taken any action which would adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes, of any Securitization Entity or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed, and (d) there is no breach or violation of any representation, warranty or covenant made by the Company, any Affiliate of the Company, or any other person pursuant to the Securitization Instruments. No Securitization Issuer, Securitization Trustee, or Securitization Servicer has taken any action which would cause any Securitization Entity to be registered as an investment company pursuant to the Investment Company Act of 1940, as amended (the "Investment Company Act"), or which would cause any Securitization Entity to be "controlled by" an investment company within the meaning of the Investment Company Act.

            3.25 Affiliated Party Transactions. Except as set forth in Section
3.25 of the Company Disclosure Schedule, no director or officer of the Company or any of its Subsidiaries, nor any of their respective Affiliates (i) has any ownership interest directly or indirectly, in any competitor, supplier or customer of the Company or any of its Subsidiaries; (ii) has any outstanding loan or other extension of credit to or from the Company or any of its Subsidiaries; (iii) is a party to, or has any interest in, any contract or agreement with the Company or any of its Subsidiaries; or (iv) has engaged in any transaction with the Company or any of its Subsidiaries during the periods covered by the financial statements referred to in Section 3.6.

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
                                   OF PARENT

            Parent hereby represents and warrants to the Company as follows:

            4.1. Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the BHC Act.

                  (b) Upon its formation, Merger Sub will be a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Parent's Subsidiaries that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated by the SEC) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent.

            4.2. Capitalization. (a) As of December 31, 1996, the authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.10 per share ("Parent Preferred Stock"). As of December 31, 1996, there were (x) 189,668,922 shares of Parent Common Stock issued and outstanding, (y) 8,489 shares of Parent Preferred Stock issued and outstanding, which have been designated as Series B Preferred Stock, (z) no shares of Parent Company Stock held in Parent's treasury and (zz) 8,000,000 shares of Parent Common Stock issued to the Parent rabbi trust. As of December 31, 1996, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except that
(w) 11,094,645 shares of or held by Parent Common Stock were reserved for issuance pursuant to Parent's Shareholder Investment Plan, Employee Stock Purchase Plan, BEST Plan, Management Plan and Retirement Plan and the Parent rabbi trust plans, (x) 16,033,233 shares of Parent Common Stock were reserved for issuance upon the exercise of stock options pursuant to the Parent 1989 Long Term Incentive Plan, (y) 2,000,000 shares of Parent Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "Parent Rights") distributed to holders of Parent Common Stock pursuant to the Shareholder Rights Agreement, dated as of February 21, 1990, between Parent and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), (z) 44,510 shares of Parent Common Stock were reserved for issuance upon conversion of issued and outstanding shares of Parent Preferred Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of December 31, 1996, except as referred to above or reflected in
Section 4.2(a) of the Disclosure Schedule which is being delivered by Parent to the Company herewith (the "Parent Disclosure Schedule") and except for the Rights Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or Parent Preferred Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) Except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Significant Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Significant Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of Parent calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

            4.3. Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and, except as set forth in Section 4.3(b), no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Upon its formation, Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be duly and validly approved by the Board of Directors of Merger Sub and by Parent as the sole shareholder of Merger Sub, and, upon such approval, no other corporate proceedings on the part of Merger Sub will be necessary to consummate the transactions contemplated hereby. This Agreement will be duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the Company) will constitute a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (c) Except as set forth in Section 4.3(c) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of Parent, or the articles of incorporation or by-laws or similar governing documents of Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of Parent's Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Merger Sub or any of Parent's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of Parent's Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (only in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Parent.

            4.4. Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (b) the filing with the SEC of the S-4,

(c) the filing of the Certificate of Merger with the Secretary pursuant to the BCL, (d) review of this Agreement and the transactions contemplated hereby by the DOJ and the FTC and any filings or notifications in connection therewith,
(e) the filing of an application with the NYSE to list the Parent Common Stock to be issued in the Merger on the NYSE and the approval of such application, (f) such filings as are required to be made in connection with the formation of Merger Sub and (g) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.

            4.5. Reports; Examinations. Except where the failure of any of the following to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent: (i) each of Parent and its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith; (ii) except for normal examinations conducted by a Governmental Entity in the regular course of the business of Parent and its Subsidiaries, no

Governmental Entity has initiated any proceeding or, to the best knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 1991; and (iii) there is no unresolved material violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

            4.6. Financial Statements. Parent has previously delivered to the Company copies of (a) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Parent, and (b) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 1996 and September 30, 1995 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the nine-month periods then ended as reported in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act. The December 31, 1995 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements of Parent referred to in Section 6.8 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements of Parent referred to in Section 6.8 will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements of Parent referred to in Section 6.8 will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

            4.7. Broker's Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Morgan Stanley & Co. Incorporated ("Morgan") in accordance with the terms of a letter agreement between Morgan and Parent, a true, complete and correct copy of which has been previously delivered by Parent to the Company.

            4.8. Absence of Certain Changes or Events. Except as may be set forth in Section 4.8 of the Parent Disclosure Schedule, since December 31, 1995, no event, circumstance or condition has occurred or has failed to occur which has caused, or is reasonably likely to cause, individually or in the aggregate, a Material Adverse Effect on Parent.

            4.9. Legal Proceedings. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Parent or materially impair the ability of the

Company or Parent to consummate the transactions contemplated hereby. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Parent or any of its Subsidiaries or any of their respective assets or properties which has had, or could reasonably be expected to have, a Material Adverse Effect on Parent.

            4.10. Parent Information. The information relating to Parent and its Subsidiaries to be contained in the S-4, or in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

            4.11. Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Parent, and neither Parent nor any of its

Subsidiaries knows of, or has received any notice of, any material violations of any of the above.

            4.12. SEC Reports. Parent has previously made available to the Company to the extent requested an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1994 by Parent with the SEC pursuant to the Act or the Exchange Act (the "Parent Reports") and (b) communication mailed by Parent to its shareholders since January 1, 1994, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Act and the Exchange Act, and, as of their respective dates, all Parent Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

            4.13. Undisclosed Liabilities. Except (a) as set forth in Section
4.13 of the Parent Disclosure Schedule, (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 1995, (c) for expenses incurred in connection with the transactions contemplated by this Agreement, and (d) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1995 that, either alone or when combined with all similar liabilities, have not had, and could not reasonably be expected to have, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

            4.14. Ownership of Company Common Stock. Except for the Option Agreement, neither Parent nor any of its affiliates or associates (as such terms are defined under Section 912 of the BCL), (i) beneficially own, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (y) held by Parent or any of its Subsidiaries in respect of a debt previously contracted).

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

            5.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective

Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, each of the Company and its Subsidiaries shall carry on its business in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and Parent the present services of the employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth on Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of the Company, declare or pay any dividends on, or make other distributions in respect of, any shares of its capital stock;

                  (b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the outstanding shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

                  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock pursuant to stock options or similar rights to acquire Company Common Stock granted pursuant to the Stock Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms and (ii) the Option Agreement;

                  (d) amend its Restated Certificate, By-laws or other similar governing documents;

                  (e) authorize or permit any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of the Board of Directors of the Company, (i) recommend or endorse any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information, relating to any such inquiry or proposal; provided, however, that the Company may communicate information about any such takeover proposal to its shareholders if such communication is required under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Parent with respect to any of the foregoing. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.1(e). The Company will notify Parent immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will inform Parent immediately in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company other than the transactions contemplated or permitted by this Agreement and the Option Agreement;

                  (f) make any capital expenditures other than expenses which
(i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually and $100,000 in the aggregate and other than the purchase of automobiles for sale or lease;

                  (g) enter into any new line of business;

                  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company;

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (j) change its methods of accounting in effect at June 30, 1996, except as required by changes in GAAP as concurred to by the Company's independent auditors;

                  (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

                  (l) take or cause to be taken (or fail to take or cause to be taken) any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code, provided, however, that nothing contained herein shall prevent the Company from taking any action required by the Option Agreement;

                  (m) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                  (n) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (o) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company or any of its Subsidiaries is a party or by which any of them or their respective assets or prop- erties is bound; or

                  (p)  agree to do any of the foregoing.

            5.2.  Covenants of Parent.  Except as set forth in
Section 5.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

                  (a) solely in the case of Parent, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock;

                  (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (c) take or cause to be taken (or fail to take or cause to be taken) any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code;

                  (d) amend its Certificate of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Parent Common
Stock or the ability of Parent to consummate the transactions contemplated hereby; or

                  (e)  agree to do any of the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

            6.1. Regulatory and Other Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the S-4 declared effective under the Act as promptly as practicable after such filing, and the Company shall thereafter mail the Proxy Statement to its shareholders. Parent and the Company shall cooperate to ensure that all shares of Parent Common Stock to be issued in the Merger are registered with the SEC or are subject to agreements which provide for such registration.

                  (b) The Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the S-4 is declared effective by the SEC for the purpose of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. The Company shall, through its Board of Directors, except to the extent legally required for the discharge of the fiduciary duties of such board, recommend to its shareholders approval of this Agreement and the transactions contemplated hereby.

                  (c) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (it being understood that any amendments to the S-4 as a consequence of a subsequent proposed merger, stock purchase or similar acquisition by Parent or any of its Subsidiaries shall not violate this covenant). The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

                  (d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

            6.2. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of applicable Federal or state laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Parent shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Company, access, during normal business hours during the period prior to the Effective Time, to such information regarding Parent and its Subsidiaries as shall be reasonably necessary for the Company to confirm that the representations and warranties of Parent contained herein are true and correct and that the covenants of Parent contained herein have been performed in all material respects. Neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (c) All information furnished by a party to the other party or its representatives pursuant hereto shall be treated as the sole property of the furnishing party and, if the Merger shall not occur, each party receiving information and its representatives shall return to the furnishing party all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. Each party receiving information shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (w) was already in the receiving party's possession prior to the disclosure thereof by the furnishing party; (x) was then generally known to the public other than as a result of disclosure by the receiving party in violation of the provisions hereof; (y) was already in the receiving party's possession as a result of the pre-existing business relationship between the receiving party and the furnishing party or (z) was disclosed to the receiving party by a third party not known by the receiving party to be bound by an obligation of confidentiality or (ii) disclosures made as required by law. If the receiving party is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any information concerning the receiving party, the receiving party will promptly notify the furnishing party of such request or requirement so that the furnishing party may seek an appropriate protective order and/or waive the receiving party's compliance with the provisions or this Agree-ment. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the furnishing party to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the receiving party may disclose such information to such tribunal or governmental body or agency to the extent necessary to comply with such order as advised by counsel without liability hereunder.

                  (d) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

            6.3. Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement (it being understood that each party shall be responsible for obtaining all such consents, authorizations, orders or approvals from such parties with whom it is in contractual privity or from such Governmental Entities that such party is required to obtain under the applicable law, statute, order, rule, regulation, policy and/or guideline), and to comply with the terms and conditions of such consent, authorization, order or approval.

            6.4. Affiliates. The Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Act) of the Company to deliver to the Parent, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 6.4 hereto.

            6.5. Employee Benefit Plans. Parent agrees to use its best efforts to provide to all eligible employees of the Company who remain employees of the Surviving Corporation following the Effective Time ("Continuing Employees") employee welfare and pension benefits substantially equivalent (in the aggregate) to either (i) those uniformly provided from time to time to similarly situated employees of Parent and its Subsidiaries or (ii) those currently provided by the Company and its Subsidiaries.

            6.6. Indemnification. (a) Following the Effective Time, Parent shall indemnify, defend and hold harmless each person who is or was prior to Effective Time an officer or a director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking required by applicable law), claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent provided under New York law and the Restated Certificate and Bylaws of the Company as in effect on the date hereof to the extent any such provisions are, at the time indemnification pursuant to this Section 6.6(a) is sought, permitted under New York law. Any Indemnified Party wishing to claim indemnification under this
Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 6.6 except to the extent such failure to notify materially prejudices Parent. Parent's obligations under this Section 6.6 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (b) In connection with its indemnification obligations hereunder, Parent shall have the right to assume the defense of any Claim and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interests between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties. Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties. Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

                  (c) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

            6.7. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger (other than shares that may be subject to a registration rights agreement) to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

            6.8. Subsequent Interim Financial Statements. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after September 30, 1996 (other than the last quarter of each party's respective fiscal year), each party will deliver to the other party such delivering party's Quarterly Report on Form 10-Q, as filed with the SEC under the Exchange Act, and as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party such delivering party's Annual Report on Form 10-K, as filed with the SEC under the Exchange Act.

            6.9. Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will promptly supplement or amend the Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

            6.10. Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with designated representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Each of the parties will promptly notify the other of any material change in the normal course of business or in the operation of the properties of it or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving it or any of its Subsidiaries, and will keep the other fully informed of such events.

            6.11. Merger Sub. Parent shall cause Merger Sub to be duly organized and to execute and deliver a letter agreeing to be bound by this Agreement and to take all necessary action to complete the transactions contemplated hereby, subject to the terms and conditions hereof.

            6.12. Accountant's Letter. The Company shall use its reasonable efforts to cause to be delivered to Parent a letter of its independent public accountants dated (i) the date on which the S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to Parent, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

            6.13. Reconciliation of Accounts. As soon as practicable after the date of this Agreement, the Company shall reconcile to the general ledger of the Company as of December 31, 1996 (i) all cash accounts on the books and records of the Company or its Subsidiaries, (ii) any accounts on the books and records of the Company or any of its Subsidiaries having a balance in excess of $2,000,000 and (iii) any other accounts on the books and records of the Company representing suspense or any other items.

            6.14. Lease Financing. The Company shall, and shall cause its Subsidiaries to, use reasonable efforts to finance all automobile leases originated by the Company or its Subsidiaries on terms designed to minimize any pre-payment penalties that could be imposed on the Company or any of its Subsidiaries.

            6.15. Termination of Certain Activities. (a) Immediately prior to the Effective Time, the Company shall termi- nate the management services agreement with WLNY without further payment by the Company as a result of such termination.

            (b) Immediately prior to the Effective Time, the Company shall terminate (on terms reasonably satisfactory to Parent) any activities conducted by the Company that Parent determines cannot be conducted under banking laws applicable to Parent or its Subsidiaries.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT

            7.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly and validly approved and adopted by the requisite vote of the shareholders of the Company.

                  (b) NYSE Listing. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger (other than shares that may be subject to a registration rights agreement) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (c) Other Approvals. All regulatory approvals or notifications required to consummate the transactions contemplated hereby (including, without limitation, any approvals required under ISRA and any notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, but not including any approvals required under state sales finance laws) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

                  (d) S-4. The S-4 shall have become effective under the Act and shall not be subject to a stop order or threatened stop order by the SEC.

                  (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

            7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (I) The representations and warranties of the Company set forth in Sections 3.2, 3.3(a), 3.3(b)(ii)(x) and 3.17 of this Agreement shall be true and correct in all respects as of the date of this

Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (II) the representations and warranties of the Company set forth in this Agreement other than those specifically enumerated in clause (I) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to Parent as to render inadvisable, in the reasonable good faith judgment of Parent, the consummation of the Merger.

                  (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Amendment of Contract. The Company shall have amended the EVRI Agreement to provide that (i) the additional consideration payable in Class A Common Stock under Section 3.01(a) thereunder shall instead be payable in Parent Common Stock on the same terms and conditions as contained in such
Section 3.01(a) and in the same manner as contemplated by

Section 3.01(b) thereunder and (ii) the maximum consideration payable (in Parent Common Stock) shall not exceed $2,800,000.

                  (f) Federal Tax Opinion. Parent shall have received an opinion of counsel to Parent (which opinion if not rendered by Skadden, Arps, Slate, Meagher & Flom LLP ("SASMF") shall be rendered by counsel designated by the Company and reasonably acceptable to Parent), in form and substance reasonably satisfactory to Parent, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger. In rendering such opinion, counsel to Parent may require and rely upon representations and covenants contained in certificates of officers of Parent, Merger Sub, the Company and others.

                  (g) Legal Opinion. Parent shall have the received the opinion of the Company's Counsel (as defined below) as to the matters set forth in
Exhibit 7.2(g).

                  (h) Key Employees. The Company shall have entered into employment arrangements satisfactory to it with those employees of the Company whose names are set forth set forth on Exhibit 7.2(h) attached hereto, such employees shall be employed by the Company and shall not have indicated any intent to leave the employ of the Company.

                  (i) Dissenter's Rights. Holders of less than 5% of the Company Common Stock shall have elected to exercise appraisal rights in accordance with the BCL in connection with the Merger.

                  (j) Sales Finance Approvals. The Company shall have received approval of the Merger under applicable state sales finance laws, rules and regulations from states in which the Company originated at least 83% of the aggregate principal amount of its retail installment contract portfolio for the prior six months ending December 31, 1996. Notwithstanding anything to the contrary contained herein, in the event this condition is satisfied, Parent shall not be entitled to assert any breach by the Company of any representation, warranty or covenant to the extent such representation, warranty or covenant relates to the obtaining of the approvals contemplated by this Section 7.2(j).

            7.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (I) The representations and warranties of Parent set forth in Sections 4.3(a), 4.3(b) and 4.3(c)(ii)(x) of this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (II) the representations and warranties of Parent set forth in this Agreement other than those specifically enumerated in clause (I) hereof shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause (II), no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause (II), such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer (or other appropriate executive officers reasonably satisfactory to the Company) of Parent to the foregoing effect.

                  (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive

Officer and the Chief Financial Officer (or other appropriate executive officers reasonably satisfactory to the Company) of Parent to such effect.

                  (c) Consents Under Agreements. The consent, approval or waiver of each person (other than the Governmental Entities referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent (after giving effect to the transactions contemplated hereby), shall have been obtained.

                  (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                  (e) Federal Tax Opinion. The Company shall have received an opinion of Rosenman & Colin LLP (the "Company's Counsel"), in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for federal income tax purposes:

                        (i) No gain or loss will be recognized by the Company as
            a result of the Merger;

                        (ii) No gain or loss will be recognized by the
            shareholders of the Company who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock);

                        (iii) The aggregate tax basis of the Parent Common Stock
            received by shareholders who exchange all of their Company Common Stock solely for Parent Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor.

            In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants contained in certificates of officers of Parent, the Company and others.

            (f) Legal Opinion. The Company shall have the received the opinion of SASMF (and, to the extent that any such opinions involve matters relating to laws other than Federal or

New York law, of local counsel to Parent) as to the matters set forth in Exhibit 7.3(f).

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

            8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual consent of the Company and Parent in a written instrument, which consent in the case of the Company shall require a vote of a majority of the members of the Company's entire Board of Directors;

                  (b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

                  (c) by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (d) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under
Section 7.2(a) (in the case of a breach of representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of representation or warranty by Parent);

                  (e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                  (f) by either Parent or the Company (provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if it is in material breach of any of its obligations under Section 6.1(b) and any related obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

            8.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Section 6.2(c) and Sections 8.2 and 9.4 shall survive any termination of this Agreement,
(ii) no party shall have any liability hereunder arising out of such party's non-willful breach of any provision of this Agreement and (iii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            8.3. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the shareholders of the Company hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                              GENERAL PROVISIONS

            9.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which unless Parent shall in its sole discretion determine otherwise, shall be the first day which is (a) at least ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof and (b) the first or last business day of a month (the "Closing Date"), at the offices of Parent.

            9.2. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the Merger in order to provide that Merger Sub shall be owned by a Subsidiary of Parent provided that any such revised structure shall (i) not subject any of the shareholders of the Company to adverse tax consequences or change the amount of consideration to be received by such shareholders, (ii) not materially delay the Closing and (iii) not jeopardize the satisfaction of any of the conditions set forth in Article VII. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            9.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

            9.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Information Statement to the shareholders of the Company, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by Parent and the Company.

            9.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Parent, to:

                        Barnett Banks, Inc.
                        50 North Laura Street
                        Jacksonville, Florida  32202
                        Attn:  Hinton Nobles, Jr.,
                                Executive Vice President
                        with a copy to:

                        Skadden, Arps Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, New York 10022
                        Attn:  Fred B. White, III, Esq.

         and

                  (b)  if to the Company, to:

                        Oxford Resources Corp.
                        270 South Service Road
                        Melville, New York  11747
                        Attn:  Chief Executive Officer

                        with a copy to:

                        Rosenman & Colin LLP
                        575 Madison Avenue
                        New York, New York 10022
                        Attn:  Joseph L. Getraer, Esq.

            9.6. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 14, 1997.
            9.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.8. Entire Agreement. This Agreement (including the documents, the Company Disclosure Schedule, the Parent Disclosure Schedule and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles thereof.

            9.10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            9.11. Publicity. Except as otherwise re- quired by law or the rules of the NYSE or NASDAQ, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiar-ies to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

            9.12. Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            9.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provi-sions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled in law or in equity.

            9.14. Waiver. In any proceeding by or against the Company or any of its current shareholders (collectively, the "Company Parties") (x) wherein Parent, Merger Sub or the corporation surviving the Merger (the "Surviving Corporation" and, together with Parent and Merger Sub, the "Parent Parties") assert or prosecute any claim under, or otherwise seek to enforce, this Agreement or any document, instrument or agreement executed and delivered in connection therewith or (y) wherein the Company Parties assert or prosecute any claim under, or otherwise seek to enforce this Agreement or any document, instrument or agreement executed and delivered in connection therewith, each of the Parent Parties agrees in connection with such proceeding (i) that neither any of the Parent Parties nor its counsel will move to seek disqualification of Rosenman & Colin LLP and (ii) to consent to the representation of any Company Party by Rosenman & Colin LLP, notwithstanding that Rosenman & Colin LLP has or may have represented such Company Party as counsel in connection with any matter, including, without limitation, any transaction (including, without limitation, the transaction contem-plated by this Agreement), negotiations, investigation, proceeding or action, prior to the time of the Closing.

            IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                              BARNETT BANKS, INC.



                              By ___________________________________
                                    Name:
                                    Title:


Attest:


_________________________
Name:


                              OXFORD RESOURCES CORP.



                              By ___________________________________
                                    Name:
                                    Title:


Attest:


_________________________
Name:

                               SCHEDULE A

                                                                   Class of Common Stock and
Date         Transferor                 Transferee                 Number of Shares
-------------------------------------------------------------------------------------------------
1/3/96       The Family Trust           Michael C. Pascucci        Class B - 149,400 Shares
-------------------------------------------------------------------------------------------------
1/3/96       Michael C. Pascucci        The Michael C. Pascucci    Class B - 139,000 Shares
                                        1995 CRT UAD 11/7/95
                                        (the "MCP 11/7/95
                                        Trust")
-------------------------------------------------------------------------------------------------
1/3/96       Michael C. Pascucci        The MCP 12/21/95 Trust     Class B - 10,400 Shares
-------------------------------------------------------------------------------------------------
1/3/96       Christopher S. Pascucci    The Christopher S.         Class B - 46,250 Shares
                                        Pascucci 1995 CRT UAD
                                        11/7/95 (the "CSP
                                        11/7/95 Trust")
-------------------------------------------------------------------------------------------------
1/3/96       Dawn Pascucci Barnard      The Dawn Pascucci          Class B - 27,750 Shares
                                        Barnard 1995 CRT UAD
                                        11/7/95 (the "DPB
                                        11/7/95 Trust")
-------------------------------------------------------------------------------------------------
1/3/96       The MAP Trust              The Michael A. Pascucci    Class B - 27,750 Shares
                                        1995 CRT UAD 11/7/95
                                        (the "MAP 11/7/95
                                        Trust")
-------------------------------------------------------------------------------------------------
1/3/96       Ralph P. Pascucci          The Ralph P. Pascucci      Class B - 38,160 Shares
                                        1995 CRT UAD 11/7/95
                                        (the "RPP 11/7/95
                                        Trust")
-------------------------------------------------------------------------------------------------
1/3/96       John A. Danzi              The John A. Danzi 1995     Class B - 69,400 Shares
                                        CRT UAD 11/7/95 (the
                                        "JAD 11/7/95 Trust")
-------------------------------------------------------------------------------------------------
1/31/96      Michael C. and             The Family Trust           Class A - 1/208 Shares
             Christopher S.
             Pascucci, Trustees UAD
             12/21/93 (the "12/21/93
             Trust")
-------------------------------------------------------------------------------------------------
1/31/96      Michael C. and             The Family Trust           Class B - 173,146 Shares
             Christopher S.
             Pascucci, Trustees UAD
             6/14/93 (the "6/14/93
             Trust")
-------------------------------------------------------------------------------------------------
1/31/96      The MCP 5 Year Trust       The Family Trust           Class B - 18,231 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The MCP 8 Year Trust       The Family Trust           Class B - 19,370 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The MCP 10 Year Trust      The Family Trust           Class B - 6,926 Shares

                                                                   Class of Common Stock and
Date         Transferor                 Transferee                 Number of Shares
-------------------------------------------------------------------------------------------------
1/31/96      The JAP 5 Year Trust       The Family Trust           Class B - 18,231 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The JAP 8 Year Trust       The Family Trust           Class B - 19,370 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The JAP 10 Year Trust      The Family Trust           Class B - 6,926 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The MCP 11/7/95 Trust      The Family Trust           Class B - 1,258 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The CSP 11/7/95 Trust      Christopher S. Pascucci    Class B - 418 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The DPB 11/7/95 Trust      Dawn Pascucci Barnard      Class B - 251 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The MAP 11/7/95 Trust      The MAP Trust              Class B - 251 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The RPP 11/7/95 Trust      Ralph P. Pascucci          Class B - 345 Shares
-------------------------------------------------------------------------------------------------
1/31/96      The JAD 11/7/95 Trust      John A. Danzi              Class B - 628 Shares
-------------------------------------------------------------------------------------------------
2/6/96       The Family Trust           The MCP 12/21/95 Trust     Class B - 10,400 Shares
-------------------------------------------------------------------------------------------------
5/1/96       The 12/21/93 Trust         The Family Trust           Class A - 992 Shares
-------------------------------------------------------------------------------------------------
8/26/96      The 12/21/93 Trust         The Family Trust           Class A - 1,187 Shares
-------------------------------------------------------------------------------------------------
8/26/96      The 6/14/93 Trust          The Family Trust           Class B - 89,763 Shares
-------------------------------------------------------------------------------------------------
10/18/96     The 12/21/93 Trust         The Family Trust           Class A - 1,281 Shares
-------------------------------------------------------------------------------------------------
11/14/96     The 6/14/93 Trust          The Family Trust           Class B - 27,411 Shares
-------------------------------------------------------------------------------------------------
11/14/96     The 6/14/93 Trust          Christopher S. Pascucci    Class A - 180,365 Shares;
                                                                   Class B - 1,298,023 Shares
-------------------------------------------------------------------------------------------------
11/14/96     The 6/14/93 Trust          Ralph P. Pascucci          Class A - 77,300 Shares;
                                                                   Class B - 556,295 Shares
-------------------------------------------------------------------------------------------------
12/2/96      The Family Trust           The MCP 2 Year Trust       Class B - 1,100,000 Shares
-------------------------------------------------------------------------------------------------
12/2/96      Christopher S. Pascucci    The CSP 2 Year Trust       Class A - 180,365 Shares
-------------------------------------------------------------------------------------------------
12/2/96      Christopher S. Pascucci    The CSP 5 Year Trust       Class B - 928,426 Shares
-------------------------------------------------------------------------------------------------
12/2/96      Christopher S. Pascucci    The CSP 8 Year Trust       Class B - 369,597 Shares
-------------------------------------------------------------------------------------------------
12/2/96      Ralph P. Pascucci          The RPP 2 Year Trust       Class A - 77,300 Shares
-------------------------------------------------------------------------------------------------
12/2/96      Ralph P. Pascucci          The RPP 5 Year Trust       Class B - 122,700 Shares
-------------------------------------------------------------------------------------------------
12/31/96     The Family Trust           The Foundation             Class B - 18,900 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The MCP 11/7/95 Trust      The Family Trust           Class B - 6,333 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The MCP 5 Year Trust       The Family Trust           Class B - 21,398 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The MCP 8 Year Trust       The Family Trust           Class B - 22,736 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The MCP 10 Year Trust      The Family Trust           Class B - 8,129 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The JAP 5 Year Trust       The Family Trust           Class B - 21,398 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The JAP 8 Year Trust       The Family Trust           Class B - 22,736 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The JAP 10 Year Trust      The Family Trust           Class B - 8,129 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The CSP 11/7/95 Trust      Christopher S. Pascucci    Class B - 2,107 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The DPB 11/7/95 Trust      Dawn Pascucci Barnard      Class B - 1,264 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The MAP 11/7/95 Trust      The MAP Trust              Class B - 1,264 Shares

                                                                   Class of Common Stock and
Date         Transferor                 Transferee                 Number of Shares
-------------------------------------------------------------------------------------------------
1/31/97      The RPP 11/7/95 Trust      Ralph P. Pascucci          Class B - 1,739 Shares
-------------------------------------------------------------------------------------------------
1/31/97      The JAD 11/7/95 Trust      John A. Danzi              Class B - 3,162 Shares
=================================================================================================